                                                                  Exhibit 10.14


                               PACIFIC CIRCUITS, INC.

                                RETENTION BONUS PLAN


              1. PURPOSE. The Retention Bonus Plan (the "PLAN") is intended to provide certain designated employees of Pacific Circuits, Inc. (the "COMPANY") with an ongoing incentive to remain in the employ of the Company.
The Plan has been implemented pursuant to Section 5.3 of the Stock Purchase Agreement dated as of December 15, 1998 among Circuit Holdings, LLC, the Company, Lewis O. Coley III and the other parties thereto. The Plan is intended, for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), to constitute a bonus program as described in 29 CFR
Section 2510.3-2(c) excluded from the definition of "employee pension benefit plan" under Section 3(2) of ERISA.

              2. DEFINITIONS. For purposes of the Plan, the following definitions shall be in effect:

              "BANKRUPTCY LAW" means Title 11, United States Code, or any similar federal, state or foreign law for the relief of debtors or any arrangement, reorganization, assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Company.

              "BOARD" means the Company's Board of Directors.

              "BUSINESS DAY" means each day other than Saturdays, Sundays and days when commercial banks are authorized or required to be closed for business in Seattle, Washington.

              "CAUSE" means "Cause" as set forth in any employment agreement applicable to the relevant Participant. In the absence of such an agreement, "Cause" means the Participant has (i) been convicted of, or entered a plea of no contest to, a felony or other crime involving moral turpitude, (ii) committed a material act of fraud or dishonesty,
       (iii) materially breached his fiduciary duties to the Company in a manner which results in a material financial or reputational loss to the Company or (iv) failed to perform in a material manner his properly assigned duties after at least one written warning specifically advising the Participant of his failure and providing him with ten days to resume performance in accordance with his assigned duties.

              "CHANGE IN CONTROL" means (i) the closing of a transaction the result of which is that holders of the Common Stock prior to the transaction or any of their affiliates cease to hold, directly or indirectly, a majority of the Common Stock or a majority of the voting securities of any other entity succeeding to the

       Company's business and assets, (ii) a sale of 50% or more of the Common Stock (other than a sale through an IPO or a sale to an affiliate),
       (iii) the accumulation of a majority of the Common Stock by any person who is not an affiliate of the stockholders of the Company or (iv) a change in the composition of the Board so that a majority is not elected by the stockholders of the Company as of the Effective Date or their affiliates.

              "CODE" means the Internal Revenue Code of 1986, as amended.

              "COMMON STOCK" means the Company's authorized common stock, no par value.

              "CREDIT AGREEMENT" means the Credit Agreement among the Company, Dresdner Bank AG and the other parties thereto, together with all agreements, instruments and documents related thereto (including without limitation any guarantee agreements and security documents), in each case as such agreement, instrument or document may be amended, modified, supplemented, renewed or replaced from time to time, including without limitation any agreement or document extending the maturity of, refinancing, replacing or otherwise restructuring all or any part of the indebtedness or other obligations under such agreement, instrument or document or any replacement or successor agreement, instrument or document and whether by the same or any other agent, lender or group of lenders.

              "DISABILITY" means a condition pursuant to which a Participant becomes incapacitated due to physical or mental illness and, in the good faith determination of the Board, is unable to perform his assigned duties and responsibilities and such condition continues, or, in the opinion of a physician selected by the Board, is reasonably likely to continue, for six consecutive months or for periods aggregating six months during any twelve-month period.

              "EFFECTIVE DATE" means December 11, 1998.

              "GOOD REASON" means "Good Reason" as set forth in any employment agreement applicable to the relevant Participant. In the absence of such an agreement, "Good Reason" means a material reduction by the Company of the Participant's salary or the failure of the Company to make any material payment of compensation when due to the Participant after the Participant has given the Company written notice of such reduction or failure and a reasonable opportunity to cure.

              "INDEBTEDNESS" of any Person means all obligations of such Person for borrowed money or evidenced by bonds, notes, debentures or similar instruments, and capitalized lease obligations.

              "INTERIM BONUS CALCULATION" means, with respect to a Participant's or the Special Participant's unpaid Retention Bonus (as adjusted, if applicable, pursuant to Section 8(g)) as of any Interim Bonus Payment Date, the hypothetical interest which would accrue on the principal amount of such unpaid Retention Bonus (as adjusted, if applicable, pursuant to Section 8(g)) at the rate of ten percent (10%) per annum computed on the basis of a 365- or 366-day year, as appropriate, for the actual number of days elapsed during the period, commencing on the most recent prior Interim Bonus Payment Date or, with respect to the first Interim Bonus Payment Date, commencing on the Effective Date and ending on such Interim Bonus Payment Date. For purposes of making the Interim Bonus Calculation, in the event that a Participant forfeits all or part of such Participant's Retention Bonus, such amount shall be deemed to have been forfeited (and the Special Participant's Retention Bonus shall be deemed to be increased) as of the immediately preceding Interim Bonus Payment Date or, with respect to the first period for which Interim Bonus Calculation is calculated, as of the Effective Date.

              "INTERIM BONUS PAYMENT DATE" means each June 30 and December 31 during the period commencing on the Effective Date and ending on the Payment Date. The first Interim Bonus Payment Date shall be June 30, 1999.

              "IPO" means an initial public offering of the Common Stock registered under the Securities Act of 1933, as amended (the "SECURITIES ACT").

              "PAYMENT DATE" means the later of (a) to the extent the term of the Credit Agreement has been extended in connection with a default or anticipated default thereunder, the date which is one year and one day after the indefeasible payment in full in cash of all amounts owing under the Credit Agreement, and (b) December 31, 2006.

              "PAYMENT RESTRICTION" means any restriction on payment of any amount hereunder as a result of the application of the provisions of
       Section 7.7 of the Credit Agreement or any similar provision contained in the documents relating to the refinancing thereof.

              "PERSON" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

              "POST PETITION INTEREST" means interest at the contract rate (including any rate applicable upon default) accrued or accruing after the commencement of a Proceeding whether or not such interest is an allowed claim enforceable against the debtor in a bankruptcy case under Title 11 of the United States Code or whether or not such interest accrues after the filing of such petition for purposes of such Title.

              "REFINANCING DEBT" means any Indebtedness incurred to repay, refinance or otherwise replace Indebtedness or obligations (including, without limitation, commitments) under the Credit Agreement.

              "SENIOR DEBT" means all obligations of the Company (including without limitation contingent obligations with respect to undrawn letters of credit issued under the Credit Agreement, any obligations owed with respect to indemnification obligations, interest rate protection incurred to satisfy the requirements of the Credit Agreement and commitment fees and agency fees payable thereunder or pursuant thereto) (i) under the Credit Agreement or (ii) with respect to Refinancing Debt (including in each such case fees, expenses, claims, charges, indemnity obligations and Post Petition Interest). Senior Debt outstanding under or in respect of Senior Debt Documents shall continue to constitute Senior Debt notwithstanding that such Senior Debt may be disallowed, avoided or subordinated pursuant to any Bankruptcy Law or other applicable insolvency law or equitable principles.

              "SENIOR DEBT DOCUMENTS" means the Credit Agreement and any other agreement, indenture, mortgage, guaranty, pledge, security agreement, instrument or document evidencing or securing or otherwise relating to Senior Debt or pursuant to which Senior Debt is incurred.

              "SPECIAL PARTICIPANT" means Lewis O. Coley III. For the avoidance of doubt, the term "Participant" shall not include the Special Participant for any purpose hereunder.

              3. PARTICIPATION. Each employee who has been designated by the Board as a participant (a "PARTICIPANT") in the Plan and each such Participant's retention bonus (the "RETENTION BONUS") is set forth on Exhibit A attached hereto. Each Participant shall receive a Retention Bonus award letter in the form attached hereto as Exhibit B. No individuals other than those identified on Exhibit A and the Special Participant shall be entitled to participate in the Plan. The Special Participant's Retention Bonus as of the Effective Date shall be $0.

              4. RETENTION BONUS. Subject to (i) in the case of a Participant, the earlier forfeiture by such Participant of some or all of his Retention Bonus and (ii) the existence of a Payment Restriction, the Company shall pay to each Participant and the Special Participant the vested portion of such Participant's or Special Participant's Retention Bonus on the Payment Date.

              5. INTERIM BONUSES. Subject to (i) in the case of a Participant, the earlier forfeiture by such Participant of some or all of his Retention Bonus and (ii) the existence of a Payment Restriction, the Company shall pay to each Participant and the Special Participant in cash on each Interim Bonus Payment Date a bonus (the "INTERIM BONUS") equal to such Participant's Interim Bonus Calculation calculated as of such Interim Bonus Payment Date. Any Interim Bonus (or portion thereof) the payment of which is prohibited hereunder due to the existence of a Payment Restriction shall not be paid at such time. Rather, any such unpaid amount of Interim Bonus shall (i) be added to such Participant's or Special Participant's Retention Bonus balance as of such Interim Bonus Payment Date (and shall be factored into the calculation of any subsequent Interim Bonus of the Participant or Special Participant as of any subsequent Interim Bonus Payment Date), (ii) be paid in accordance with the provisions in Section 4 and (iii) be deemed to be fully vested and nonforfeitable for all purposes hereunder other than in the event of a Participant's termination of employment for Cause.

              6. ADDITIONAL PAYMENT RESTRICTION. If, at the scheduled time of payment of any amount hereunder that is not subject to a Payment Restriction, the Company determines that payment of all or part of such amount will not be deductible by the Company pursuant to Section 162(m) of the Code, then such amount, to the extent not deductible, shall not be required to be paid at such time; PROVIDED, HOWEVER, that subject to the application of any Payment Restriction, the Company shall pay to the applicable Participant or to the Special Participant any such unpaid amount (in one or more installments, as necessary) at such time as the Company determines that Section 162(m) of the Code no longer prohibits the Company from deducting such payment. Any payment which is restricted for by this Section 6 shall accrue interest at ten percent (10%) per annum, compounded annually, until paid in full.

              7.     VESTING.

              (a) PARTICIPANTS. Subject to Section 8, a Participant's Retention Bonus shall become vested in accordance with the following schedule:

       VESTING DATE              AMOUNT VESTING          CUMULATIVE VESTING
     December 31, 1999                 25%                       25%
     December 31, 2000                 25%                       50%
     December 31, 2001                 25%                       75%

     December 31, 2002               12 1/2%                   87 1/2%
     December 31, 2003               12 1/2%                    100%

              (b) SPECIAL PARTICIPANT. The Special Participant's Retention Bonus (as such amount may be increased from time to time as provided herein) shall at all times be 100% vested.

              8.     TERMINATION OF EMPLOYMENT.

              (a) DEATH OR DISABILITY. If a Participant's employment terminates by reason of death or Disability prior to the date on which the Retention Bonus is fully vested, he will become fully vested in his Retention Bonus.

              (b) RESIGNATION OTHER THAN FOR GOOD REASON. If a Participant resigns other than for Good Reason prior to the date on which the Retention Bonus is fully vested, he will remain vested in only the vested portion of his Retention Bonus and will forfeit the unvested portion.

              (c) TERMINATION BY THE COMPANY OTHER THAN FOR CAUSE OR RESIGNATION FOR GOOD REASON. If a Participant's employment is terminated by the Company other than for Cause or the Participant resigns for Good Reason, in either case prior to the date on which the Retention Bonus is fully vested, he will be entitled to retain that portion of his Retention Bonus equal to the greatest of (i) 33% of such Participant's Retention Bonus, (ii) a pro rata portion of his Retention Bonus based on the number of days of service completed on and after the date hereof and prior to December 14, 2003, and (iii) the vested portion of such Participant's Rentention Bonus.

              (d) TERMINATION FOR CAUSE. If a Participant's employment is terminated by the Company for Cause prior to the Payment Date, he will forfeit both the vested and unvested portions of his Retention Bonus.

              (e) SPECIAL PARTICIPANT. The Special Participant's Retention Bonus shall not be subject to forfeiture notwithstanding any termination of the Special Participant's employment or other service relationship with the Company.

              (f) NO ACCELERATED PAYMENT. No termination of a Participant's employment and no termination of the Special Participant's employment or service relationship will accelerate payment of the Retention Bonus to a time prior to the Payment Date.

              (g) EFFECT OF FORFEITURES. Any amount of Retention Bonus forfeited by a Participant hereunder shall, without any further action, result in a reduction in the amount of such Participant's Retention Bonus and a corresponding increase in the amount of the Special Participant's Retention Bonus as of the date of such forfeiture.

              9. EFFECT OF A CHANGE IN CONTROL. In the event of a Change in Control (but not an IPO), notwithstanding the provisions of Section 4 hereof, the Company shall pay to each Participant 50% of such Participant's unforfeited Retention Bonus. In connection with such Change in Control, the selling stockholders shall require, as a condition to the consummation of such Change in Control, that, (i) upon such consummation, the Company deposit into a trust or an escrow or similar account an amount reasonably calculated to equal on the second anniversary of the Change in Control the remaining 50% of the aggregate Retention Bonus payable to all Participants and the Special Participant and the Company shall have no further right, title and interest to the amount so deposited (other than to the extent such amount exceeds, on the second anniversary of the Change in Control, the amount necessary to pay all Retention Bonuses remaining unpaid as of such date) and (ii) upon the second anniversary of the Change in Control, the Company shall pay to each Participant from the trusteed or escrowed funds the remaining 50% of such Participant's Retention Bonus. Following a Change in Control, each Participant shall (x) become vested in the remaining 50% of his Retention Bonus upon the second anniversary thereof and (y) continue to be paid his Interim Bonuses in accordance with Section 5 hereof, subject, in each case, to the provisions of Section 8. In addition, in the event that, within six months following a Change in Control, a Participant's employment is terminated by the Company other than for Cause, then such Participant's Retention Bonus shall become fully vested and be paid as promptly as practicable after such termination of employment.

                     SUBORDINATION. (a) PLAN OBLIGATIONS SUBORDINATED TO SENIOR DEBT. The obligations of the Company represented by this Plan and all other payments with respect to or on account of this Plan are hereby expressly made subordinate and subject in right of payment to the prior payment in full in cash of all indebtedness of the Company under the Credit Agreement. For purposes of this Section 10, the indebtedness of the Company under the Credit Agreement shall not be deemed to have been paid in full until the termination of all commitments or other obligations by any holder of any interest in the Credit Agreement and unless all such holders shall have received indefeasible payment in full in cash of all obligations under or in respect of the indebtedness of the Company under the Credit Agreement.

              (b) DISSOLUTION; LIQUIDATION; BANKRUPTCY; ACCELERATION. In the event of (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar proceeding in connection therewith, relative to the Company or any of its assets, or (ii) any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary or whether or not involving insolvency or bankruptcy, or
(iii) any assignment for the benefit of creditors or any other marshalling of assets or liabilities of the Company, or (iv) the acceleration of the Senior Debt by reason of the occurrence of a default or an event of default thereunder (each such event, if any, herein sometimes referred to as a "PROCEEDING"), or (v) a default in the payment of any Senior Debt at maturity (whether by acceleration or otherwise):

              (i) The holders of all Senior Debt shall first be entitled to receive payment in full in cash of all Senior Debt before any direct or indirect payment may be made hereunder;

              (ii) Any payment to which any Participant or the Special Participant would be entitled except for the provisions of this Section 10 shall be paid by the liquidating trustee or agent or other person making such payment, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the holders of Senior Debt or their representative or representatives, or to the trustee or trustees under any indenture under which any instrument evidencing any of such Senior Debt may have been issued for application to the payment or prepayment of Senior Debt, to the extent necessary to make payment in full of all Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

              (iii) The holders of Senior Debt are hereby irrevocably authorized and empowered (in their own names or in the name of each Participant and the Special Participant or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in subparagraph (ii) above and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the amounts owing hereunder) as they may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the holders of Senior Debt hereunder; PROVIDED, HOWEVER, that the holders of Senior Debt shall not file any such claim or proof of claim referred to in this
       Section 10(b)(iii) unless the Participant or the Special Participant, as the case may be, shall fail to file a proper claim, or proof of claim, in the form or forms required, prior to 5 Business Days before the expiration of the time to file such claim or claims.

              (iv) Each Participant and the Special Participant shall duly and promptly take such action as the holders of Senior Debt may reasonably request to execute and deliver to the holders of Senior Debt such powers of attorney, assignments, or other instruments as the holders of Senior Debt may request in order to enable the holders of Senior Debt to enforce any and all claims with respect to the amounts owing hereunder.

              (v) In the event that notwithstanding the foregoing provisions of this Section 10(b), any payment shall be received hereunder by a Participant or the

       Special Participant before all Senior Debt is indefeasibly paid in full, such payment or distribution shall be received and held in trust for, and shall be paid over (in the same form as so received, to the extent practicable, and with any necessary endorsement) to the holders of the Senior Debt remaining unpaid or their representative or representatives, or to the trustee or trustees under any such indenture or agreement under which any Senior Debt may have been issued, for application to the payment or prepayment of Senior Debt, until all Senior Debt shall have been indefeasibly paid in full in cash, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

              (c) SUBORDINATION RIGHTS NOT IMPAIRED BY ACTS OR OMISSIONS OF THE COMPANY OR HOLDERS OF SENIOR DEBT. No right of any present or future holders of any Senior Debt to enforce subordination as provided herein will at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act by any such holder, or by any act, failure to act or noncompliance by the Company, the holders of Senior Debt or their respective agents with the terms of this Plan, regardless of any knowledge thereof which any such holder or the Company may have or otherwise be charged with. No amendment, waiver or other modification of this Plan shall in any way adversely affect the rights of the holders of any Senior Debt under this Section 10 unless such holders of Senior Debt consent in writing to such amendment, waiver or modification. The provisions of this Section 10 are intended for the benefit of and shall be enforceable directly by the holders of the Senior Debt.

              (d) FURTHER ASSURANCES. Each Participant, the Special Participant and the Company each will, at the Company's expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the holders of Senior Debt may request, in order to protect any right or interest granted or purported to be granted hereby or to enable the holders of Senior Debt to exercise and enforce their rights and remedies hereunder.

              (e) OBLIGATIONS HEREUNDER NOT AFFECTED. All rights and interests of the holders of Senior Debt hereunder, and all agreements and obligations of the Participants, the Special Participant and the Company under this Section 10, shall remain in full force and effect irrespective of
(i) any lack of validity or enforceability of the Credit Agreement or any other Senior Debt Document, (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Debt, or any other amendment or waiver of or any consent to any departure from the Credit Agreement or any other Senior Debt Document, including, without limitation, any increase in the Senior Debt resulting from the extension of additional credit to the Company or any of its Subsidiaries or otherwise, (iii) any taking, exchange, release or non-perfection of any collateral, or any taking, release, amendment or waiver of or consent to departure from any guaranty, for all or any of the Senior Debt, (iv) any manner of application of collateral, or proceeds thereof, to all or any of the Senior Debt, or any manner of sale or other disposition of any collateral for all or any of the Senior Debt or any other assets of the Company or any of its subsidiaries,
(v) any change, restructuring or termination of the corporate structure or existence of the Company or any of its subsidiaries or (vi) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Company or a subordinated creditor.

              10.    MISCELLANEOUS.

              (a) PLAN ADMINISTRATION. The Board shall have full discretionary authority to administer and interpret the Plan. All such determinations by the Board shall be final, binding and conclusive upon all persons.

              (b) OBLIGATIONS UNFUNDED. All payments under the Plan will be paid from the general assets of the Company. Except as may be required by
Section 9, the Company will not establish any trust or escrow to fund the payment of the Retention Bonuses or the Interim Bonuses. No Participant or Special Participant (or beneficiary or estate of any of them) shall have any preferred claim on, or any beneficial ownership interest in, any assets of the Company, and any rights created under the Plan and the Retention Bonus award letters shall be mere unsecured contractual rights of Participants and the special Participant against the Company.

              (c) NO TRANSFER. The payments provided under the Plan are not assignable or transferable. However, should a Participant or the Special Participant die prior to receipt of all or any portion of the Retention Bonus to which he becomes entitled under the Plan, then that unpaid amount shall be paid to the executor or administrator of that Participant's or Special Participant's estate.

              (d) SUCCESSORS. The terms and provisions of this Plan shall be binding upon any successor to the Company or its assets.

              (e) INTEGRATION. The Plan supersedes any and all prior retention arrangements, programs or plans previously offered by the Company to the Participants and the Special Participant.

              (f) TAXES. To the extent the Company determines any such withholding or payroll deductions are required, the Company will withhold taxes and make all other applicable payroll deductions from any payment made pursuant to the Plan.

              (g) NO RIGHT TO EMPLOYMENT. No provision of the Plan is intended to provide any Participant or the Special Participant with any right to continue in the employ of the Company or otherwise affect the right of the Company, which right is hereby expressly reserved, to terminate the employment of any individual at any time for any reason, whether or not for Cause.

              (h) AMENDMENTS. No modification or amendment may be made to the Plan without the prior written consent of Lewis O. Coley III, or in the event of his death, by the personal representative of his estate, which modification or amendment must be acceptable to Mr. Coley in his sole and absolute discretion, and which consent may be unreasonably withheld.

              (i) APPLICABLE LAW. This Plan shall be governed by the laws of the State of Washington, without giving effect to the conflicts of laws principles thereof.

                                     EXHIBIT A

                                    PARTICIPANTS

              PARTICIPANT NAME                          RETENTION BONUS

       Gary Reinhart                                      1,650,000
       George Dalich                                      1,250,000
       Terry Schmelling                                     175,000
       Steve Pointer                                      1,500,000
       Tim Etringer                                         125,000
       Gene Tasche                                        1,500,000
       Troy Halter                                          150,000
       Bill Bally                                           200,000
       Pat Kofmahl                                          100,000
       Joe Thomas                                           125,000
       Bill Hyatt                                           125,000
       Terry Brown                                          175,000
       Tim Lyon                                             150,000
       Val Bennett                                          125,000
       Don Sanders                                          125,000
       Eric Whitteaker                                      125,000
       Don Hallam                                           100,000
       Tim Minton                                           200,000
       Ken Bradley                                          125,000
       Ken McFadin                                          275,000
       Ray MacDonald                                        125,000
       Tam Gooch                                            150,000
       Dale Turner                                          100,000
       Alan Wiebe                                           100,000
       Rhidian Grant                                        175,000
       Sam Balander                                         100,000
       Scott Krell                                          150,000
       Ruth Schellenberg                                    100,000
       Tim Nair                                             100,000

       Delon Greenhouse                                     125,000
       Tresa Smith                                          125,000
       Tracy Roscher                                        100,000
       Michael Stauffer                                     125,000
       Dan White                                            100,000
       Richard Hughes-Davis                                 100,000
       Felix Chien                                          150,000
       Lane Nissen                                          125,000
       Chris Staley                                         125,000
       Tom Radd                                             125,000
       Nancy Stauffer                                       100,000
       Anita Webster                                        150,000
       Curtis Russell                                       150,000
       Michael Gentry                                       100,000
       Colleen Beckdolt                                     450,000
       Ian Coley                                            450,000
                                                        -----------
                                                        $12,000,000

                                     EXHIBIT B

                               PACIFIC CIRCUITS, INC.
                               17550 N.E. 67TH COURT
                                 REDMOND, WA 98052


                                                        December ____, 1998


Dear Participant:

              In recognition of your efforts and the contributions you have made and the future contributions we hope you will continue to make as an employee of Pacific Circuits, Inc. (the "COMPANY"), we are offering you the opportunity to earn a special bonus (the "RETENTION BONUS") in the amount indicated below. The Retention Bonus will be subject to the terms of the Retention Bonus Plan (the "PLAN"), a copy of which is being delivered to you herewith. Pursuant to the terms of the Plan, you will also be eligible to receive semi-annual bonuses ("INTERIM BONUSES") based on the value of your Retention Bonus.

              By signing this letter you will be acknowledging and agreeing that
(i) you have received a copy of, and have read and understand, the Plan,
(ii) your Retention Bonus is subject to vesting and you may forfeit your Retention Bonus in whole or in part upon your termination of employment under circumstances described in Section 8 of the Plan, (iii) your Retention Bonus will not be paid to you until the Payment Date (as defined in the Plan),
(iv) payment of your Retention Bonus and your Interim Bonuses may be mandatorily deferred (with interest) under certain circumstances more fully described in the Plan and (v) all amounts payable under the Plan are expressly subordinated to the Senior Debt (as defined in the Plan).

              Please note that this letter is not intended as a guarantee of continuing employment or as an employment contract governing any term or condition of your at-will employment with the Company, but as an incentive to you to continue to work for the Company and in appreciation of your service.

              In order to acknowledge your acceptance of your Retention Bonus subject to the terms of the Plan and to confirm that you agree to be bound by the terms of the Plan please sign on the line provided below.

                                          PACIFIC CIRCUITS, INC.


                                          ----------------------------
                                          Name:-----------------------
                                          Title:----------------------


ACKNOWLEDGED AND AGREED:


Print Name:--------------------


Retention Bonus: $[          ]

                                       B-2